Exhibit 16.1

November 6, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sir/Madam:

We have read Item 4.01 of Ramaco Resources, Inc.’s Form 8-K dated November 6, 2023, and are in agreement with the statements relating only to Cherry Bekaert LLP and MCM CPAs & Advisors LLP contained therein.

Very truly yours,

/s/ Cherry Bekaert LLP

Louisville, Kentucky